EXHIBIT 99.1   PRESS RELEASE

MMAX Media Enters into Agreement and Plan of Merger with Hyperlocal
Marketing LLC

New management team will focus MMAX on the fast growing mobile marketing industry

Fort Lauderdale - MMAX Media Holdings, Inc. (OTC-BB: MMAX) announced today that it has agreed to a merger with Hyperlocal Marketing LLC
(HLM), a development stage company. As part of the Agreement and Plan of Merger, MMAX will issue approximately 21 million shares of its Common Stock in exchange for all the Membership Interests of HLM. Concurrent with this announcement, Mr. Edward A. Cespedes, HLM's Founder and Managing Member, has been appointed President of MMAX and will serve on the Board as a Director. The Agreement and Plan of Merger is subject to various conditions, including the receipt of financing. Details of the merger transaction are contained in the 8-K filed today with the Securities and Exchange Commission.

Founded by Edward A. Cespedes and Blake R. Ruderman in early 2010, HLM develops products that address location-based marketing and group buying opportunities in the $100 billion local marketing industry. The Company's principal product provides merchants with full service and easy to use mobile marketing services, including mobile coupons, mobile business cards, mobile websites, use of SMS short codes, contest management, and more. The Company also has premium keyword related products and is developing additional location based applications. Investors can see one application of the Company's platform by texting "mmax" to 41513.

According to Mr. Cespedes, "location-based marketing is growing fast. In addition to our existing products, we believe there will be a significant amount of additional opportunities to pursue in the space. Having a publicly traded platform will allow us additional flexibility to pursue those opportunities."


Investor or Press Inquiries:     1-800-991-4534, extension 104


                    Forward-Looking Statements

The statements in this press release that relate to the Company's future expectations are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. We assume no obligation to publicly update or revise any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, even if new information becomes available in the future. Additional information on risks and other factors that may affect the business and financial results of MMAX Media, Inc. can be found in the filings of MMAX Media, Inc. with the U.S. Securities and Exchange Commission.


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